SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 19, 2005

FOUNTAIN POWERBOAT INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-14712	56-1774895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Whichard’s Beach Road
Post Office Drawer 457
Washington, North Carolina	27889
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (252) 975-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Item 2.03.    Creation of a Direct Financial Obligation or an

                      Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 19, 2005, we and our operating subsidiary, Fountain Powerboats, Inc. (“FPI”), entered into a $16.5 million secured, long-term financing arrangement with Regions Bank (the “2005 Loan”). Substantially all of the proceeds of the 2005 Loan are being used by FPI to refinance its existing secured, long-term financing arrangement entered into during 2003 in the original principal amount of $18 million (the “2003 Financing”).

The terms of the loan agreement relating to the 2005 Loan provide that FPI will pay monthly payments of principal and interest equal to the monthly payment necessary to amortize the 2005 Loan over a 180-month period, and the 2005 Loan may be prepaid without premium or penalty. At FPI’s option, and subject to the terms and conditions of the loan agreement, interest will accrue on the unpaid principal balance of the 2005 Loan at a rate equal to either (1) the higher of the the federal funds rate, as in effect from time to time, plus one-half of one percent, or the lender’s prime lending rate as in effect from time to time, or (2) a rate calculated as provided in the loan agreement based on LIBOR.

FPI’s obligations under the 2005 Loan are secured by liens on (1) all real estate and all furniture, fixtures and equipment owned by FPI and associated with its manufacturing facilities in Washington, North Carolina, and (2) all FPI’s and our accounts receivable, inventory and other assets. We have fully and unconditionally guaranteed all FPI’s obligations under the financing arrangement, and we have pledged to the lender all shares of FPI’s capital stock that we own as collateral for our obligations under our guaranty and as additional collateral for FPI’s obligations. The 2003 Loan was guaranteed by Brunswick Corporation (“Brunswick”) which, through one of its divisions, supplies marine engines used in FPI’s products. Brunswick is not a guarantor of the 2005 Loan.

The new loan agreement contains various other affirmative and negative covenants by FPI and us (including financial covenants), representations by FPI and us, and terms relating to events of default and the lender’s remedies. Copies of the loan agreement and security agreements pertaining to the 2005 Loan are attached as Exhibits to this Report.

In connection with Brunswick’s guaranty of the 2003 Loan, we, FPI, and our controlling shareholder and Chief Executive Officer, Reginald M. Fountain, Jr., entered into a Master Agreement with Brunswick that, among other things, gave Brunswick the right to purchase (the “Purchase Right”) any or all shares of our common stock held by Mr. Fountain (generally at a price to be determined at the time of exercise as provided in the Master Agreement), as well as all options held by Mr. Fountain to purchase shares of our common stock. Brunswick’s Purchase Right was to become exercisable on the earlier of July 1, 2007, or the date on which FPI’s obligations under the 2003 Loan were paid in full. That agreement also gave Brunswick an option to purchase, directly from us, and at any time while its Purchase Right remained in effect, a number of newly issued shares of our common stock which, when combined with Mr. Fountain’s shares, would give Brunswick 50.1% of our outstanding common stock. In connection with the 2005 Loan, we, FPI and Mr. Fountain entered into an Omnibus Amendment and Agreement with Brunswick which amends the Master Agreement. In addition to changes made in the Master Agreement to reflect the refinancing, the amendment provides that the Purchase Right will remain in effect and become exercisable on July 1, 2007.

In connection with the 2003 Loan, we and FPI also entered into an Engine Supply Agreement with Brunswick under which the parties agreed, among other things, that Brunswick would supply to FPI, and FPI would purchase from Brunswick, during the term of the agreement, all of FPI’s requirements for marine engines and other power components used in boats manufactured by FPI. By its terms, that agreement was to continue in effect for seven years or, if longer, until the end of the second model year after the year in which FPI completely repaid the 2003 Loan (other than through extension or refinancing). The Omnibus Amendment and Agreement described above amends the Engine Supply Agreement to fix its expiration date as June 30, 2011.

Item 9.01. Financial Statements and Exhibits.

The following exhibit is furnished with this Report:

Exhibit No.	Exhibit Description

10.1	Loan Agreement dated September 19, 2005, between Fountain Powerboats, Inc., Fountain Powerboat Industries, Inc., and Regions Bank

10.2	Deed of Trust, Assignment of Rents, Security Agreement and Financing Statement dated September 19, 2005, between Fountain Powerboats, Inc., and Regions Bank

10.3	Security Agreement dated September 19, 2005, between Fountain Powerboats, Inc., Fountain Powerboat Industries, Inc., and Regions Bank

10.4	Pledge Agreement dated September 19, 2005, between Fountain Powerboat Industries, Inc., and Regions Bank

10.5	Omnibus Amendment and Agreement dated September 13, 2005, between Brunswick Corporation, Fountain Powerboat Industries, Inc., Fountain Powerboats, Inc., and Reginald M. Fountain, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, we have duly caused this Report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: September 23, 2005	FOUNTAIN POWERBOAT INDUSTRIES, INC. (Registrant) By: /s/ Irving L. Smith Irving L. Smith Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Loan Agreement dated September 19, 2005, between Fountain Powerboats, Inc., Fountain Powerboat Industries, Inc., and Regions Bank

10.2	Deed of Trust, Assignment of Rents, Security Agreement and Financing Statement dated September 19, 2005, between Fountain Powerboats, Inc., and Regions Bank

10.3	Security Agreement dated September 19, 2005, between Fountain Powerboats, Inc., Fountain Powerboat Industries, Inc., and Regions Bank

10.4	Pledge Agreement dated September 19, 2005, between Fountain Powerboat Industries, Inc., and Regions Bank

10.5	Omnibus Amendment and Agreement dated September 13, 2005, between Brunswick Corporation, Fountain Powerboat Industries, Inc., Fountain Powerboats, Inc., and Reginald M. Fountain, Jr.